Columbus Nova

www.columbusnova.com

590 Madison Avenue 38th Floor
New York, NY 10022
Tel: 212.418.9600
Fax: 212.308.6623

One Post Street Suite 2700
San Francisco, CA 94104
Tel: 415.354.3800
Fax: 415.834.0188

November 10, 2006

Board of Directors
Moscow CableCom Corp.
590 Madison Ave. 38th Floor
New York, NY 10022

Dear Board of Directors of Moscow CableCom Corp.:

This is a guarantee by Renova U.S. Holdings Ltd. ("**RUSH**"), of the commitment of Renova Media Enterprises Ltd. (f/k/a Columbus Nova Investments VIII Ltd.), on behalf of itself and its affiliates (collectively, "**Columbus Nova**") set forth in that certain letter dated November 10, 2006, to you (the "**Commitment Letter**").

If Columbus Nova does not provide approved funding to Moscow CableCom Corp. ("**MOCC**") as required by the Commitment Letter and in such amount or amounts and on such terms as are acceptable to Columbus Nova and agreed to by MOCC in accordance with the Commitment Letter, then MOCC may request in writing that RUSH provide such funding on such terms. Within ten (10) days after receipt of such written request, RUSH shall provide such funding to MOCC.

The guarantee provided in this letter shall expire one year from the date MOCC filed with the SEC its Form 10-Q for the period ended September 30, 2006.

Renova US Holdings Ltd.

By: ______________________
Name: Andrew Intrater
Title: Authorized Signatory

Moscow CableCom Corp.

By: /s/ Tate Fite
Name: Tate Fite
Title: Chief Financial Officer